Exhibit 99.1

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Joseph P. Bergstein Jr., 610-774-5609

PPL Corporation Reports 2015 Earnings

•	Increased per-share earnings from ongoing operations by 9 percent in 2015.
•	Announces 2016 earnings forecast range of $2.25 to $2.45 per share.
•	Updates compound annual per-share earnings growth rate to 5 to 6 percent through 2018.
•	Increases annualized common stock dividend to $1.52 per share.

ALLENTOWN, Pa. (Feb. 4, 2016) – PPL Corporation (NYSE: PPL) on Thursday (2/4) announced 2015 reported earnings of $682 million, or $1.01 per share, compared with $1.74 billion, or $2.61 per share, in 2014.

The company’s results for 2015 reflect the loss from discontinued operations of $921 million, or $1.36 per share, resulting primarily from the June 1 spinoff of its competitive supply business.

Adjusting for special items, including results from the discontinued operations of the former Supply segment, earnings from ongoing operations were $1.49 billion, or $2.21 per share, compared with earnings from ongoing operations (adjusted) of $1.35 billion, or $2.03 per share in 2014, an increase of 9 percent on a per-share basis.

The company’s results exceeded the midpoint of its 2015 earnings from ongoing operations forecast range of $2.15 to $2.25, marking the sixth consecutive year PPL has exceeded the midpoint of its earnings forecast.

“2015 marked a pivotal year for PPL, one in which we again delivered strong results for our shareowners while laying a firm foundation for PPL’s continued growth and success,” said William H. Spence, PPL’s chairman, president and Chief Executive Officer.

“We completed the successful spinoff of our Supply segment, capping our strategic transformation into a high-performing, purely regulated utility business,” Spence said. “We completed $3.5 billion in infrastructure improvements for our customers, secured approvals for recovery of additional utility investments in Pennsylvania and Kentucky rate cases, successfully transitioned to a new eight-year price-control period in the United Kingdom and reduced corporate support costs.

“Looking forward, we are well-positioned to continue to deliver competitive earnings growth and dividend yields, all supported by a low-risk business plan,” Spence said.

The company announced its 2016 earnings forecast range of $2.25 to $2.45 per share. In addition, Spence said PPL expects compound annual growth through 2018 of 5 to 6 percent above 2014 earnings of $2.03 per share from ongoing operations (adjusted).

Earnings from PPL’s operations in the United States, including its corporate services organization, are expected to grow 11 to 13 percent through 2018, with 1 to 3 percent earnings growth expected in the United Kingdom.

Backed by the continued strong performance and expected growth of its utilities, PPL announced that it is increasing its common stock dividend to $0.38 per share on a quarterly basis. The increased dividend will be payable April 1 to shareowners of record as of March 10. The increase, PPL’s 14th in 15 years, raises the annualized dividend from $1.51 per share to $1.52 per share.

In closing out 2015, PPL reported fourth-quarter earnings of $399 million, or $0.59 per share, compared with reported earnings of $695 million, or $1.04 per share, in 2014. Adjusting for special items, fourth-quarter earnings from ongoing operations were $294 million, or $0.43 per share, compared with $330 million, or $0.49 per share, in 2014.

2015 Earnings Details

PPL’s reported earnings for 2015 included net special-item after-tax charges of $807 million, or $1.20 per share.

Special items for 2015 included a loss from discontinued operations of $921 million, or $1.36 per share, resulting primarily from the June 1 spinoff of its competitive supply business, partially offset by a reduction in the U.K. corporate income tax rate and unrealized gains on foreign currency-related economic hedges.

PPL’s reported earnings for the fourth quarter of 2015 included net special-item after-tax credits of $105 million, or $0.16 per share.

Special items for the fourth quarter of 2015 included reductions to net deferred income tax liabilities resulting from a reduction in the U.K. corporate income tax rate and unrealized gains on foreign currency-related economic hedges.

Reported earnings are calculated in accordance with U.S. GAAP (generally accepted accounting principles). “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items, including the Supply segment’s earnings and the loss from discontinued operations associated with the spinoff of the Supply segment. In addition, 2014 has been adjusted to reflect the impact of dissynergies related to the spinoff of the Supply segment. Special items and the dissynergies are fully detailed at the end of this news release.

(Dollars in millions, except for per share amounts)	Year				Fourth Quarter
	2015	2014	% Change		2015	2014	% Change

Reported earnings	$682	$1,737	(61%	)	$399	$695	(43%)
Reported earnings per share	$1.01	$2.61	(61%	)	$0.59	$1.04	(43%)

	Year				Fourth Quarter
	2015	2014 (adjusted)	% Change		2015	2014 (adjusted)	% Change
Earnings from ongoing operations	$1,489	$1,349	10%		$294	$330	(11%)
Earnings from ongoing operations per share	$2.21	$2.03	9%		$0.43	$0.49	(12%)

(See the tables at the end of this news release for a reconciliation of reported earnings (loss) to earnings from ongoing operations.)

2015 and Fourth-Quarter Earnings by Segment

	Year		Fourth Quarter
Per share	2015	2014 (adjusted)	2015	2014 (adjusted)
Earnings from ongoing operations
U.K. Regulated	$1.44	$1.37	$0.29	$0.36
Kentucky Regulated	0.51	0.47	0.09	0.10
Pennsylvania Regulated	0.37	0.40	0.09	0.10
Corporate and Other[1]	(0.11)	(0.21)	(0.04)	(0.07)
Total	$2.21	$2.03	$0.43	$0.49

	Year		Fourth Quarter
Special items and dissynergy adjustments	2015	2014 (adjusted)	2015	2014 (adjusted)
Special items (expense) benefit
U.K. Regulated	$0.22	$0.11	$0.16	$0.08
Kentucky Regulated	(0.03)	–	–	–
Pennsylvania Regulated	–	(0.01)	–	–
Corporate and Other[1]	(0.03)	(0.10)	0.01	–
Supply/Discontinued Operations	(1.36)	0.45	(0.01)	0.43
Total special items	(1.20)	0.45	0.16	0.51
Dissynergy adjustments expense (benefit)
Corporate and Other[1]	–	0.13	–	0.04
Total special items and dissynergy adjustments	$(1.20)	$0.58	$0.16	$0.55

	Year		Fourth Quarter
Reported earnings (loss)	2015	2014	2015	2014
U.K. Regulated	$1.66	$1.48	$0.45	0.44
Kentucky Regulated	0.48	0.47	0.09	0.10
Pennsylvania Regulated	0.37	0.39	0.09	0.10
Corporate and Other[1]	(0.14)	(0.18)	(0.03)	(0.03)
Supply/Discontinued Operations[2]	(1.36)	0.45	(0.01)	0.43
Total	$1.01	$2.61	$0.59	1.04

1This category primarily includes unallocated corporate-level financing and other costs. For 2014, earnings from ongoing operations (adjusted) and special items and dissynergy adjustments reflect the impact of dissynergies related to the spinoff of the Supply segment: Indirect O&M ($0.02 in the 4th quarter and $0.07 YTD), Interest ($0.02 in the 4th quarter and $0.05 YTD), and Depreciation ($0.01 YTD).

22015 reported earnings include discontinued operations of the former Supply segment.

(See the reconciliation tables at the end of this news release for an itemization of special items and dissynergy adjustments.)

Key Factors Impacting Earnings from Ongoing Operations

U.K. Regulated Segment

PPL’s U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD), serving Southwest and Central England and South Wales.

Earnings from ongoing operations in 2015 increased by $0.07 per share compared with a year ago. This increase was primarily due to lower income taxes, lower depreciation expense and higher margins driven by an April 1, 2014 price increase, partially offset by lower prices driven by an April 1, 2015 price decrease due to the beginning of the new eight-year price control period (RIIO-ED1).

Earnings from ongoing operations in the fourth quarter of 2015 decreased by $0.07 per share compared with a year ago. This decrease was primarily due to lower margins primarily driven by an April 1, 2015 price decrease due to the commencement of RIIO-ED1 and higher operation and maintenance expense, partially offset by lower U.K. income taxes due to a change in tax rates and lower depreciation expense.

Kentucky Regulated Segment

PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.

Earnings from ongoing operations in 2015 increased by $0.04 per share compared with a year ago. This was primarily due to higher base electricity rates effective July 1, 2015, and higher returns on additional environmental capital investments, partially offset by lower sales volumes due to unfavorable weather in the fourth quarter, and higher operation and maintenance expense, including costs associated with the retirement of coal-fired generation at the Cane Run facility, and higher financing costs related to the 2015 debt issuances.

Earnings from ongoing operations in the fourth quarter of 2015 decreased by $0.01 per share compared with a year ago. This was primarily due to lower sales volumes due to unfavorable weather and higher financing costs, partially offset by higher base electricity rates effective July 1, 2015, and higher returns on additional environmental capital investments.

Pennsylvania Regulated Segment

PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.

Earnings from ongoing operations in 2015 decreased by $0.03 per share compared with a year ago, driven primarily by higher operation and maintenance expense and higher depreciation expense, partially offset by higher transmission and distribution margins and the release of a gross receipts tax reserve.

Earnings from ongoing operations in the fourth quarter of 2015 decreased by $0.01 per share compared with a year ago. This was primarily due to higher operation and maintenance expense, higher depreciation expense and lower sales volumes due to unfavorable weather, partially offset by higher transmission margins and the release of a gross receipts tax reserve.

Corporate and Other

PPL’s Corporate and Other category primarily includes unallocated corporate-level financing and other costs. Corporate and Other in 2015 improved by $0.10 per share compared with a year ago (adjusted) and $0.03 per share in the fourth quarter compared with the previous year. This was primarily due to the benefits of the corporate restructuring.

Forecast of Earnings from Ongoing Operations

	2016 forecast midpoint	2015 actual
Per share
U.K. Regulated	$ 1.43	$ 1.44
Kentucky Regulated	0.57	0.51
Pennsylvania Regulated	0.47	0.37
Corporate and Other	(0.12)	(0.11)
Total	$ 2.35	$ 2.21

(See the tables at the end of this news release for a reconciliation of reported earnings to 2015 earnings from ongoing operations.)

The midpoint of PPL’s 2016 earnings forecast of $2.35 per share represents an increase of more than 6 percent compared to 2015 earnings from ongoing operations. This increase is primarily attributable to increases in the Pennsylvania Regulated and Kentucky Regulated segments.

U.K. Regulated Segment

PPL projects relatively flat segment earnings in 2016 compared with 2015, due to higher financing costs, depreciation expense, currency, taxes and other expenses, partially offset by lower operation and maintenance expense, including pension expense, and higher gross margins.

The 2016 foreign currency exposure for this segment is 95 percent hedged at an average rate of $1.56 per pound.

Kentucky Regulated Segment

PPL projects higher segment earnings in 2016 compared with 2015, primarily driven by electric and gas base rate increases effective July 1, 2015, and higher returns on additional environmental capital investments, partially offset by higher depreciation expense and higher financing costs.

Pennsylvania Regulated Segment

PPL projects higher segment earnings in 2016 compared with 2015, primarily driven by a distribution base rate increase effective Jan. 1, 2016, and higher transmission margins, partially offset by higher depreciation, higher financing costs and a benefit received in 2015 from the release of a gross receipts tax reserve.

Corporate and Other

PPL projects costs to be relatively flat in this category in 2016 compared with 2015.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. The company and its 13,000 employees are dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about 2015 financial results at 8:30 a.m. Eastern Standard Time on Thursday, Feb. 4. The call will be webcast live, in audio format, along with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 30 days after the call. Interested individuals can access the live conference call via telephone at 1-888-317-6003. International participants should call 1-412-317-6061. Participants in Canada should call 1-866-284-3684. Participants will need to enter the following “Elite Entry” number in order to join the conference: 0130109.

# # #

“Earnings from ongoing operations,” should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with U.S. generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP financial measure, is also useful and meaningful to investors because it provides management’s view of PPL’s earnings excluding the Supply segment, as the spinoff was completed June 1, 2015. Other companies may use different measures to present financial performance. Earnings from ongoing operations is adjusted for the impact of special items as described below, which includes the Supply segment’s earnings now reflected in discontinued operations. Also included in special items is the loss on spinoff resulting from the fair value of the Supply segment being less than PPL’s recorded value as of June 1, 2015, the date of the spinoff. “Earnings from ongoing operations (adjusted)” for 2014 also reflects, within the Corporate and Other category, the impact of spinoff dissynergies that would remain with PPL after the completion of the transaction, if left unmitigated.

“Earnings from ongoing operations” is adjusted for the impact of special items. Special items include:

•	Unrealized gains or losses on foreign currency-related economic hedges.
•	Supply segment discontinued operations.
•	Gains and losses on sales of assets not in the ordinary course of business.
•	Impairment charges.
•	Workforce reduction and other restructuring effects.
•	Acquisition and divestiture-related adjustments.
•	Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2015	2014 (b)
Assets
Cash and cash equivalents	$836	$1,399
Short-term investments		120
Accounts receivable	732	808
Unbilled revenues	453	517
Fuel, materials and supplies	357	381
Price risk management assets - current	139	79
Current assets of discontinued operations		2,592
Other current assets	129	130
Property, Plant and Equipment
Regulated utility plant	34,399	30,568
Less: accumulated depreciation - regulated utility plant	5,683	5,361
Regulated utility plant, net	28,716	25,207
Non-regulated property, plant and equipment	516	592
Less: accumulated depreciation - non-regulated property, plant and equipment	165	162
Non-regulated property, plant and equipment, net	351	430
Construction work in progress	1,315	2,532
Property, Plant and Equipment, net	30,382	28,169
Noncurrent regulatory assets	1,733	1,562
Goodwill and other intangibles	4,229	4,335
Noncurrent assets of discontinued operations		8,311
Other noncurrent assets	311	203
Total Assets	$39,301	$48,606

Liabilities and Equity
Short-term debt	$916	$836
Long-term debt due within one year	485	1,000
Accounts payable	812	995
Current liabilities of discontinued operations		2,771
Other current liabilities	1,663	1,837
Long-term debt	18,563	17,054
Deferred income taxes and investment tax credits	3,568	3,234
Accrued pension obligations	1,405	1,457
Assets retirement obligations	536	324
Noncurrent regulatory liabilities	945	992
Noncurrent liabilities of discontinued operations		3,953
Other noncurrent liabilities	489	525
Common stock and additional paid-in capital	9,694	9,440
Earnings reinvested (c)	2,953	6,462
Accumulated other comprehensive loss	(2,728)	(2,274)
Total Liabilities and Equity	$39,301	$48,606

(a)	The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.
(b)	Amounts have been reclassified to reflect the Supply segment as a discontinued operation and the adoption of new accounting guidance in 2015.
(c)	2015 reflects the impact of the spinoff of the Supply segment and a $3.2 billion related dividend.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, Except Share Data)
	Three Months Ended December 31,		Year Ended December 31,

	2015	2014 (a)	2015 (a)	2014 (a)

Operating Revenues	$1,780	$1,946	$7,669	$7,852

Operating Expenses
Operation
Fuel	168	217	863	965
Energy purchases	179	241	855	924
Other operation and maintenance	533	474	1,938	1,856
Depreciation	225	235	883	923
Taxes, other than income	58	79	299	317
Total Operating Expenses	1,163	1,246	4,838	4,985

Operating Income	617	700	2,831	2,867

Other Income (Expense) - net	47	72	108	105

Interest Expense	226	206	871	843

Income from Continuing Operations Before Income Taxes	438	566	2,068	2,129

Income Taxes	33	158	465	692

Income from Continuing Operations After Income Taxes	405	408	1,603	1,437

Income (Loss) from Discontinued Operations (net of income taxes)	(6)	287	(921)	300
Net Income	$399	$695	$682	$1,737

Earnings Per Share of Common Stock:
Income from Continuing Operations After Income Taxes
Available to PPL Common Shareowners:
Basic	$0.60	$0.62	$2.38	$2.19
Diluted	$0.60	$0.62	$2.37	$2.16
Net Income Available to PPL Common Shareowners:
Basic	$0.59	$1.04	$1.01	$2.64
Diluted	$0.59	$1.04	$1.01	$2.61

Weighted-Average Shares of Common Stock Outstanding
(in thousands)
Basic	673,028	665,205	669,814	653,504
Diluted	676,548	667,263	672,586	665,973

(a)	Amounts have been reclassified to reflect the Supply segment as a discontinued operation.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	2015	2014	2013
Cash Flows from Operating Activities
Net income	$682	$1,737	$1,130
Loss (income) from discontinued operations (net of income taxes)	921	(300)	238
Income from continuing operations (net of income taxes)	1,603	1,437	1,368
Adjustments to reconcile Income from continuing operations (net of taxes) to net cash provided by operating activities - continuing operations
Depreciation	883	923	843
Amortization	59	65	66
Defined benefit plans - expense	56	48	125
Deferred income taxes and investment tax credits	428	666	387
Unrealized (gains) losses on derivatives, and other hedging activities	(77)	(187)	56
Adjustment to WPD line loss accrual		65	45
Other	17	66
Change in current assets and current liabilities
Accounts receivable	47	(123)	(211)
Accounts payable	(154)	40	127
Unbilled revenues	54	22	(56)
Prepayments	(23)	87	39
Taxes payable	(175)	161	51
Uncertain tax positions	(17)		(112)
Other	99	23	(66)
Other operating activities
Defined benefit plans - funding	(499)	(384)	(450)
Settlement of interest rate swaps	(101)		104
Other assets	(19)	9	11
Other liabilities	53	23	120
Net cash provided by operating activities - continuing operations	2,234	2,941	2,447
Net cash provided by operating activities - discontinued operations	343	462	409
Net cash provided by operating activities	2,577	3,403	2,856
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(3,495)	(3,674)	(3,629)
Expenditures for intangible assets	(37)	(49)	(53)
Purchases of other investments		(120)
Proceeds from the sale of other investments	136
Net decrease in restricted cash and cash equivalents	8	19	2
Other investing activities	(13)	(2)	16
Net cash used in investing activities - continuing operations	(3,401)	(3,826)	(3,664)
Net cash provided by (used in) investing activities - discontinued operations	(149)	497	(631)
Net cash used in investing activities	(3,550)	(3,329)	(4,295)
Cash Flows from Financing Activities
Issuance of long-term debt	2,236	296	2,038
Retirement of long-term debt	(1,000)	(237)
Repurchase of common stock			(74)
Issuance of common stock	203	1,074	1,411
Payment of common stock dividends	(1,004)	(967)	(878)
Contract adjustment payments on Equity Units		(22)	(82)
Net increase in short-term debt	94	147	405
Other financing activities	(47)	(29)	(67)
Net cash provided by financing activities - continuing operations	482	262	2,753
Net cash provided by (used in) financing activities - discontinued operations	(546)	(846)	47
Net cash distributions to parent from discontinued operations	132	1,167	(1,169)
Net cash provided by financing activities	68	583	1,631
Effect of Exchange Rates on Cash and Cash Equivalents	(10)	(8)	8
Net (Increase) Decrease in Cash and Cash Equivalents included in Discontinued Operations	352	(113)	175
Net Increase (Decrease) in Cash and Cash Equivalents	(563)	536	375
Cash and Cash Equivalents at Beginning of Period	1,399	863	488
Cash and Cash Equivalents at End of Period	$836	$1,399	$863

Key Indicators (Unaudited)

					12 Months Ended
					December 31,
Financial					2015	2014

Dividends declared per share of common stock					$1.50	$1.49
Book value per share (a)(b)(c)					$14.72	$20.47
Market price per share (a)					$34.13	$36.33
Dividend yield					4.4%	4.1%
Dividend payout ratio (d)(e)					148.5%	57.1%
Dividend payout ratio - earnings from ongoing operations (d)(f)					67.9%	73.4%
Price/earnings ratio (d)(e)					33.8	13.9
Price/earnings ratio - earnings from ongoing operations (d)(f)					15.4	17.9
Return on common equity (e)					5.8%	13.0%
Return on common equity - earnings from ongoing operations (f)(g)					15.2%	15.5%

(a) End of period.
(b) Based on 673,857 and 665,849 shares of common stock outstanding (in thousands) at December 31, 2015, and December 31, 2014.
(c) 2015 reflects the impact of the spinoff of the Supply segment and a $3.2 billion related dividend.
(d) Based on diluted earnings per share.
(e) 2015 includes the impact of the $879 loss on the spinoff of the Supply segment, reflecting the difference between PPL's recorded value for the Supply segment and the estimated fair value determined in accordance with applicable accounting rules under GAAP.
2015 also includes five months of Supply segment earnings, compared to twelve months for 2014.
(f) Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release. 2014 was adjusted for Supply segment earnings and the impact of dissynergies related to the spinoff of the Supply segment.
(g) Adjusted to exclude the equity of PPL Energy Supply, LLC as that business was spun off in 2015.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended December 31,			12 Months Ended December 31,
			Percent			Percent
(GWh)	2015	2014	Change	2015	2014	Change

Domestic Retail Delivered
PPL Electric Utilities	8,433	9,073	(7.1%)	36,984	37,026	(0.1%)
LKE	6,830	7,510	(9.1%)	30,814	31,543	(2.3%)
Total	15,263	16,583	(8.0%)	67,798	68,569	(1.1%)

Domestic Retail Supplied
LKE (a)	6,830	7,510	(9.1%)	30,814	31,543	(2.3%)

International Delivered
United Kingdom	18,785	18,859	(0.4%)	75,907	75,813	0.1%

Domestic Wholesale
LKE (b)	452	514	(12.1%)	2,241	2,365	(5.2%)

(a) Represents GWh supplied by LKE to retail customers in Kentucky, Virginia and Tennessee.
(b) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

(millions of dollars)	4th Quarter 2015						Year-to-Date December 31, 2015
	U.K.	KY	PA	Corp.	Disc.		U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.	Total	Reg.	Reg.	Reg.	& Other	Ops.(a)	Total
Reported Earnings (Loss)	$307	$59	$61	$(23)	$(5)	$399	$1,121	$326	$252	$(96)	$(921)	$682
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	35					35	55					55
Spinoff of the Supply segment:
Discontinued operations					(5)	(5)					(921)	(921)
Transition and transaction costs				4		4				(12)		(12)
Employee transitional services				(1)		(1)				(5)		(5)
Separation benefits				(2)		(2)				(5)		(5)
Other:
Change in U.K. tax rate	78					78	78					78
Settlement of certain income tax positions							18					18
WPD Midlands acquisition-related adj.							2					2
Certain valuation allowances		(4)				(4)		(12)				(12)
LKE acquisition-related adjustment								(5)				(5)
Total Special Items	113	(4)		1	(5)	105	153	(17)		(22)	(921)	(807)
Earnings from Ongoing Operations	$194	$63	$61	$(24)	$	$294	$968	$343	$252	$(74)	$	$1,489

(per share - diluted)	4th Quarter 2015						Year-to-Date December 31, 2015
	U.K.	KY	PA	Corp.	Disc.		U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.	Total	Reg.	Reg.	Reg.	& Other	Ops.(a)	Total
Reported Earnings (Loss)	$0.45	$0.09	$0.09	$(0.03)	$(0.01)	$0.59	$1.66	$0.48	$0.37	$(0.14)	$(1.36)	$1.01
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.05					0.05	0.08					0.08
Spinoff of the Supply segment:
Discontinued operations					(0.01)	(0.01)					(1.36)	(1.36)
Transition and transaction costs				0.01		0.01				(0.02)		(0.02)
Employee transitional services										(0.01)		(0.01)
Other:
Change in U.K. tax rate	0.11					0.11	0.11					0.11
Settlement of certain income tax positions							0.03					0.03
Certain valuation allowances								(0.02)				(0.02)
LKE acquisition-related adjustment								(0.01)				(0.01)
Total Special Items	0.16			0.01	(0.01)	0.16	0.22	(0.03)		(0.03)	(1.36)	(1.20)
Earnings from Ongoing Operations	$0.29	$0.09	$0.09	$(0.04)	$	$0.43	$1.44	$0.51	$0.37	$(0.11)	$	$2.21

(a) Represents the Supply segment, which includes an $879 million charge reflecting the difference between PPL's recorded value for the Supply segment and the estimated fair value determined in accordance with applicable accounting rules under GAAP.

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

(millions of dollars)	4th Quarter 2014						Year-to-Date December 31, 2014
	U.K.	KY	PA	Corp. &	Disc	Total	U.K.	KY	PA	Corp. &	Disc	Total
	Reg.	Reg.	Reg.	Other(a)	Ops.(a)	Corp.	Reg.	Reg.	Reg.	Other(a)	Ops.(a)	Corp.
Reported Earnings (Loss)	$294	$65	$69	$(20)	$287	$695	$982	$312	$263	$(120)	$300	$1,737
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	55					55	127					127
Spinoff of the Supply segment
Supply segment earnings					291	291					307	307
Discontinued operations adjustments				2	(2)					(5)	5
Change in tax valuation allowances				3		3				(46)		(46)
Transition and transaction costs				(2)	(2)	(4)				(5)	(12)	(17)
Separation benefits				(1)		(1)				(12)		(12)
Other:
Change in WPD line loss accrual							(52)					(52)
Separation benefits									(2)			(2)
Total Special Items	55			2	287	344	75		(2)	(68)	300	305

Dissynergies-spinoff of Supply segment
expense(benefit): (b)
Indirect operation and maintenance				12		12				47		47
Interest expense				7		7				29		29
Depreciation				2		2				7		7
Total dissynergies-spinoff of Supply segment				21		21				83		83
Earnings from Ongoing Operations (Adj.)	$239	$65	$69	$(43)	$	$330	$907	$312	$265	$(135)	$	$1,349

(per share - diluted)	4th Quarter 2014						Year-to-Date December 31, 2014 (c)
	U.K.	KY	PA	Corp. &	Disc	Total	U.K.	KY	PA	Corp. &	Disc	Total
	Reg.	Reg.	Reg.	Other(a)	Ops.(a)	Corp.	Reg.	Reg.	Reg.	Other(a)	Ops.(a)	Corp.
Reported Earnings (Loss)	$0.44	$0.10	$0.10	$(0.03)	$0.43	$1.04	$1.48	$0.47	$0.39	$(0.18)	$0.45	$2.61
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.08					0.08	0.19					0.19
Spinoff of the Supply segment:
Supply segment earnings					0.43	0.43					0.46	0.46
Discontinued operations adjustments										(0.01)	0.01
Change in tax valuation allowances										(0.07)		(0.07)
Transition and transaction costs											(0.02)	(0.02)
Separation benefits										(0.02)		(0.02)
Other:
Change in WPD line loss accrual							(0.08)					(0.08)
Separation benefits									(0.01)			(0.01)
Total Special Items	0.08				0.43	0.51	0.11		(0.01)	(0.10)	0.45	0.45

Dissynergies-spinoff of Supply segment
expense(benefit): (b)
Indirect operation and maintenance				0.02		0.02				0.07		0.07
Interest expense				0.02		0.02				0.05		0.05
Depreciation										0.01		0.01
Total dissynergies-spinoff of Supply segment				0.04		0.04				0.13		0.13
Earnings from Ongoing Operations (Adj.)	$0.36	$0.10	$0.10	$(0.07)	$	$0.49	$1.37	$0.47	$0.40	$(0.21)	$	$2.03

(a) Certain amounts have been reclassified to reflect the Supply segment as a discontinued operation.
(b) Represents 2014 costs allocated to the Supply segment that remained with PPL after the spinoff of the Supply segment.
(c) The "If-Converted Method" has been applied to PPL's 2011 Equity Units, resulting in $9 million of interest charges (after-tax) being added back to earnings and approximately 11 million shares of PPL Common Stock being treated as outstanding. Both adjustments are only for purposes of calculating diluted earnings per share.